Exhibit 99.1

TUCOWS REPORTS CONTINUED STRONG RESULTS

FOR FIRST QUARTER FISCAL 2005

– Company Achieves Eleventh Consecutive Quarter of Profitability –

TORONTO – May 4, 2005 – Tucows Inc. (OTCBB: TCOW) today reported strong results for the first quarter of fiscal 2005, ended March 31, 2005.

Highlights for the first quarter included:

•                  A 16% year-over-year increase in net revenue to $11.8 million, the Company’s second highest quarterly revenue;

•                  Income from operations of $0.2 million;

•                  Cash flow from operations of $0.7 million;

•                  Net income of $0.4 million, the Company’s eleventh consecutive quarter of profitability; and

•                  A 14% year-over-year increase in deferred revenue to a record $35.8 million.

“Our strong operational performance in the first quarter of fiscal 2005, highlighted by a record number of domain name registration transactions and non-domain Internet services provided an increased contribution to both revenue and gross margin.  The result is our second best quarter ever in terms of revenue, our fourteenth consecutive quarter of positive cash flow from operations and our eleventh consecutive quarter of profitability,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc.   “Our continued momentum underscores the success of our approach to the Internet services market.  By offering a broad range of services to a specific customer set, we forge strong, deep customer relationships.  We believe these relationships are a significant competitive advantage for Tucows and a substantial barrier to entry for potential competitors.  Looking ahead, with the fundamentals in place and our business performing well, we are focused on maximizing the revenue and profitability derived through our business model.”

Summary Financial Results
 (Numbers in Thousands, Except Per Share Data)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
Net Revenue	11,802	10,175
Income from Operations	214	111
Net Income	443	149
Net Income/Share	0.01	0.00
Cash Flow from Operations	655	567

Net revenue for the first quarter of fiscal 2005 increased 16% to $11.8 million from $10.2 million for the first quarter of fiscal 2004, the result of both a higher number of domain name registrations and a higher contribution from non-domain Internet services. Income from operations for the first quarter was $0.2 million (which included a net loss on the value of foreign exchange forward contracts of $0.1 million). Net income for the first quarter of fiscal 2005 increased to $0.4 million, or $0.01 per share from $0.1 million, or $0.00 per share, for the first quarter of fiscal 2004.

Deferred revenue at the end of the first quarter of fiscal 2005 was $35.8 million, an increase of 14% from $31.4 million at the end of the first quarter of fiscal 2004 and an increase of 8% from $33.3 million at the end of the fourth quarter of fiscal 2004.

Cash and restricted cash at the end of the first quarter of fiscal 2005 was $15.0 million compared to $13.7 million at the end of the first quarter of fiscal 2004 and $14.4 million at the end of the fourth quarter of fiscal 2004. The increase compared to the fourth quarter of fiscal 2004 is primarily the result of positive cash flow from operations for the first quarter of this year of $0.7 million.

Conference Call

Tucows will host a conference call on Wednesday, May 4, 2005, at 5:00 p.m. (ET) to discuss the company’s first quarter fiscal 2005 results. To access the conference call via the Internet go to www.tucowsinc.com, and click on “Investor Relations.”

For those unable to join the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 1-800-408-3053 or 416-695-5800 and enter the pass code 3151037. The telephone replay will be available until Wednesday, May 11, 2005, at midnight. To access the archived conference call via the Internet, go to www.tucowsinc.com and click on “Investor Relations.”

About Tucows

Tucows Inc. is a leading provider of wholesale Internet services and back office solutions to a global network of more than 6,000 web hosting companies, ISPs and other service providers. As the largest ICANN-accredited wholesale domain name registrar, Tucows offers a suite of complementary Internet services including domain name registration and management, digital certificates, email services and web publishing services. Tucows’ back office products, including billing, provisioning and customer care solutions, enable service providers to automate and enhance their service offerings. Tucows also distributes software and other digital content through its global network of affiliates offering more than 40,000 software titles. For more information, please visit: www.tucowsinc.com

Contact:

Hilda Kelly

Investor Relations Resource

Tucows Inc.

416-538-5493
ir@tucows.com

This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding the continued growth and success of Tucows’ business, the ability to further develop and achieve commercial success for the company’s business strategy and the deployment of the company’s resources. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. More information about potential factors that could affect Tucows is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available to Tucows as of the date of this document, and Tucows assumes no obligation to update such forward-looking statements.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Tucows Inc.

Consolidated Balance Sheets

(Dollar amounts in U.S. dollars)

	March 31, 2005	December 31, 2004
	(unaudited)

Assets

Current assets:
Cash and cash equivalents	$15,007,050	$13,914,988
Restricted cash	—	460,398
Accounts receivable	1,262,679	1,111,082
Prepaid expenses and deposits	1,721,738	2,156,702
Prepaid domain name registry and ancillary fees, current portion	17,082,065	15,601,786
Deferred tax asset, current portion	1,000,000	1,000,000
Total current assets	36,073,532	34,244,956

Prepaid domain name registry and ancillary fees, long-term portion	6,993,852	6,471,916
Property and equipment	976,272	1,017,237
Deferred tax asset, long-term portion	2,000,000	2,000,000
Intangible assets	1,183,200	1,242,240
Goodwill	964,467	964,467
Investment	353,737	353,737
Cash held in escrow	1,013,366	1,009,650
Total assets	$49,558,426	$47,304,203

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,526,505	$1,483,543
Accrued liabilities	1,677,947	2,688,738
Customer deposits	2,169,135	2,247,262
Deferred revenue, current portion	25,493,236	23,648,381
Accreditation fees payable, current portion	303,891	144,483
Total current liabilities	31,170,714	30,212,407

Deferred revenue, long-term portion	10,263,233	9,602,599
Accreditation fees payable, long-term portion	43,265	31,816

Stockholders’ equity:
Preferred stock - no par value, 1,250,000 shares authorized; none issued and outstanding	—	—
Common stock - no par value, 250,000,000 shares authorized; 67,297,465 shares issued and outstanding at March 31, 2005 and 66,817,250 shares issued and outstanding at December 31, 2004	9,722,300	9,541,277
Additional paid-in capital	50,061,866	50,061,866
Deficit	(51,702,952)	(52,145,762)
Total stockholders’ equity	8,081,214	7,457,381
Total liabilities and stockholders’ equity	$49,558,426	$47,304,203

Tucows Inc.

Consolidated Statements of Operations

(Dollar amounts in U.S. dollars)

(unaudited)

	Three months ended March 31,
	2005	2004

Net revenues	$11,801,706	$10,174,909
Cost of revenues	7,221,205	6,445,415
Gross profit	4,580,501	3,729,494

Operating expenses:
Sales and marketing (*)	1,352,454	1,220,534
Technical operations and development	1,322,785	1,011,422
General and administrative (*)	1,390,762	1,073,072
Depreciation of property and equipment	241,873	312,986
Amortization of intangible assets	59,040	—
Total operating expenses	4,366,914	3,618,014

Income from operations	213,587	111,480

Other income:
Interest income, net	77,248	37,633
Total other income	77,248	37,633

Income before provision for income taxes	290,835	149,113

Provision for (recovery of) income taxes	(151,975)	—

Net income for the period	$442,810	$149,113

Basic and diluted earnings per share	$0.01	$0.00

Shares used in computing basic earnings per common share	66,883,487	64,690,887

Shares used in computing diluted earnings per common share	71,604,368	66,989,744

(*) Stock-based compensation has been included in operating expenses as follows:
Sales and marketing	$—	$16,834
General and administrative	$—	$3,759

Tucows Inc.

Consolidated Statements of Cash Flows

(Dollar amounts in U.S. dollars)

(unaudited)

	Three months ended March 31,
	2005	2004

Cash provided by (used in):
Operating activities:
Net income for the period	$442,810	$149,113
Items not involving cash:
Depreciation of property and equipment	241,873	312,986
Amortization of intangible assets	59,040	—
Loss on change in the fair value of forward contracts	107,628	18,885
Stock-based compensation	—	20,593
Change in non-cash operating working capital:
Accounts receivable	(151,597)	(62,668)
Prepaid expenses and deposits	327,336	35,120
Prepaid domain name registry fees	(2,002,215)	(2,037,012)
Accounts payable	42,962	(375,449)
Accrued liabilities	(1,010,791)	(255,421)
Customer deposits	(78,127)	(46,881)
Deferred revenue	2,505,489	2,807,463
Accreditation fees payable	170,857	—

Cash provided by operating activities	655,265	566,729

Financing activities:
Proceeds received on exercise of stock options	181,023	153,062

Cash provided by financing activities	181,023	153,062

Investing activities:
Additions to property and equipment	(200,908)	(108,144)
Decrease in restricted cash - being margin security against forward exchange contracts	460,398	132,500
Increase in cash held in escrow	(3,716)	—

Cash provided by investing activities	255,774	24,356

Increase in cash and cash equivalents	1,092,062	744,147

Cash and cash equivalents, beginning of period	13,914,988	12,912,811

Cash and cash equivalents, end of period	$15,007,050	$13,656,958